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                                DISTRIBUTORSHIP
                                   AGREEMENT

                                    BETWEEN
                     COLLAGE INTERNATIONAL HEALTH PTY LTD
                                      AND
                               C.B. & P. PTY LTD

                                     DATED
                               NOVEMBER 15, 1996


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                           DISTRIBUTORSHIP AGREEMENT

This Agreement dated November 15, 1996

BETWEEN:          COLLAGE INTERNATIONAL HEALTH PTY LIMITED
                  ACN 072 383 101
                  Of Building 4, 43-45 Egerton Street, Silverwater NSW 2128

AND:              C.B. & P. PTY LIMITED
                  ACN 055 581 229

                  of: 458-468 Wattle Street, Ultimo NSW 2000

THE PARTIES AGREE AS FOLLOWS:

1.       Definitions

         In this Agreement except where the context otherwise requires, the following terms and expressions shall be understood to have the precise meaning as follows:

1.1 Contract Products shall mean the Collage International Health Pty Ltd supplied products bearing the Trademark as set out in Appendix A to this Agreement.

1.2 Collage International Health Pty Ltd reserves the right to modify the design and/or type of the Contract Products or parts thereof or may discontinue any Contract products in its sole discretion.

1.3 "Territory" shall mean People's Republic of China. C.B. & P Pty Ltd shall not sell the Contract Products to areas other than to the People's Republic of China without the prior written consent of Collage International Health Pty Ltd, nor shall C.B. & P. Pty Ltd sell to Contract Products to persons or businesses that may resell them outside the Territory. The parties may reconsider the Contract Products or the Territory.


2.       Appointment and Acceptance

2.1 During the term and subject to the conditions hereinafter set forth, Collage International Health Pty Ltd hereby appoints C.B. & P. Pty Ltd as its exclusive distributor for the Contract Products in the Territory, and C.B. & P. Ltd accepts such appointment. During the term of this Agreement Collage International Health Pty Ltd agrees not to sell the Contract Products, either directly or indirectly, into the Territory except as outlined in Clause 2.2.

2.2 During the term of this Agreement, Collage International Health Pty Ltd may, either directly or indirectly, supply Products within the duty free market in the Territory with the exception of the Contract Products as set out in Appendix A of this Agreement.


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2.3      C.B. & P. Pty Ltd shall not be concerned or interested either directly or indirectly in the manufacture, production, importation, sale, purchase, exportation, distribution, or advertisement of any goods in the Territory which are like or similar to or which, either alone or in conjunction with some other product, perform, or are designed to perform, the same or a similar function to, or which might otherwise compete or interfere with the sale of any of the Contract Products during the term of this Agreement and for a period of twelve (12) months after the expiry of this Agreement. The parties agree that if C.B. & P. Pty Ltd breaches the provisions of this Sub-clause it will be liable to pay to Collage International Health Pty Ltd the liquidated and ascertained sum of USD2,064,000 which the parties acknowledge represents a genuine pre-estimate of the loss likely to be suffered by Collage International Health Pty Ltd including, but not limited to, loss in connection with termination of this Agreement, the appointment of a new distributor and the loss of sales of the Contract Products in the interim period.

3.       Orders and Shipments

3.1 All orders are to be placed by Sales Contract as set out in Appendix B attached and are subject to the terms and conditions contained therein.

3.2 In placing orders with Collage International Health Pty Ltd C.B. & P. Pty Ltd shall clearly describe the Contract Products and quantity required in writing, and shall include precise instructions for packaging, invoicing and shipping. The orders shall not be binding unless and until they are accepted by Collate International Health Pty Ltd agrees to supply C.B. & P. Pty Ltd with Contract Products to enable fulfillment of the minimum purchases as set forth in Clause 5 herein.


3.3 Collage International Health Pty Ltd shall use its best endeavors consistent with its other demands and business to meet orders placed by C.B. & P. Pty Ltd. Collage International Health Pty Ltd guarantees to fulfill all orders placed by C.B. & P. Pty Ltd and accepted by Collage International Health Pty Ltd under Clause 3.1 and Clause 3.2 above. However in the event of any strikes, lockouts, fire, explosion or accident, natural disaster, or of any stoppage of business or work beyond the control of Collage International Health Pty Ltd which may prevent or hinder Collage International Health Pty Ltd in fulfilling orders placed by C.B. & P. Pty Ltd, Collage International Health Pty Ltd may suspend or postpone the delivery of the Contract Products.
         C.B. & P. Pty Ltd recognizes that this does not constitute a breach of the provisions of this Agreement.

4.       Price and Payment

4.1 The prices of the Contract Products, as set out in Appendix A of this Agreement, are set for a period of fifteen (15) months. Sixty (60) days prior to the expiry of this Agreement the parties agree to enter into good faith price negotiations to determine the prices of the Contract Products for the next contract year, or agreed to contract term.

4.2 Within thirty (30) days prior to the shipment date as outlined in Collage International Health Pty Ltd's confirmation of order, C.B. & P Pty Ltd shall open an irrevocable


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         Letter of Credit "45 days from sight" in favor of Collage
         International Health Pty Ltd, issued by a first class international bank satisfactory to Collage International Health Pty Ltd.

4.3      Currency of payment shall be in United States Dollars.

4.4 C.B. & P. Pty Ltd shall be liable for and shall pay any tax imposed upon Collage International Health Pty Ltd or C.B. & P. Pty Ltd by the laws of the jurisdiction of the Territory.

5.       Minimum Purchase

5.1 C.B. & P. Pty Ltd shall guarantee a minimum purchase of the Contract Products from Collage International Health Pty Ltd in the following amount:

         (a) First Contract Period

         USD$3,750,000.00 per period.

         (b) Second Contract Period


         To Be Negotiated

         (c) Third Contract Period

         To Be Negotiated

5.2 For the purpose of this Clause, the Contract Products shall be considered to be purchased when shipped by Collage International Health Pty Ltd, excluding any sales returned to Collage International Health Pty Ltd.

6.       Inspection and Warranty

6.1 C.B. & P. Pty Ltd shall inspect or shall cause its qualified agent to inspect the Contract Products in Sydney at .B. & P. Pty Ltd's cost prior to shipments, to ensure that the quality standards have been met as agreed to in writing by the parties. If, upon receipt of the Contract Products they are found not to be in compliance with the quality standards, Collage International Health Pty Ltd shall replace the Contract Products or the part of a Contract Product not meeting the quality standards.

6.2 Collage International Health Pty Ltd warrants that the Contact Products shall be free from defects in material and workmanship. This warranty does not extend to any of the said Contract Products that have been

         -        subjected to misuse, neglect, accident or abuse,
         -        altered or modified in any way


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         -        used or stored in violation of instructions furnished by
                  Collage International Health Pty Ltd.

6.3 Claims by C.B. & P. Pty Ltd in regard to any defect in the Contract Products shall be in writing and be dispatched by C.B. & P. Pty Ltd with full particulars within fourteen (14) days after the receipt of the Contract Products in the Territory.

7.       Distributor's Responsibility

7.1 C.B. & P. Pty Ltd shall maintain adequate stocks of the Contracts Products throughout the Territory to meet its customer's demand in time. C.B. & P. Pty Ltd shall maintain adequate stocks of facilities and qualified personnel throughout the Territory and shall provide reasonable After-Sales Service to its customers.

7.2 C.B. & P. Pty Ltd shall arrange, advertisement and sales promotion of the Contract Products and devote its best efforts toward obtaining the largest sales volume of the Contract Products in the Territory.


7.3 C.B. & P. Pty Ltd agrees to arrange agreed advertising and promotional activities of the Contract Products in the Territory with such expenditure to e not less than RMB3,000,000.00 within the first twelve
         (12) months of the date of execution of this Agreement.

7.4      Whenever Collage International Health Pty Ltd shall indicate to C.B. &
         P. Pty Ltd any complaint concerning the activities of C.B. & P. Pty Ltd hereunder C.B. & P. Pty Ltd shall immediately make investigation and take proper action to remedy the complain.

8.       Request for Information

         C.B. & P. Pty Ltd shall cooperate with Collage International Health Pty Ltd's request to supply information on the sale of the Contract Products, the inventory of the Contract Products, conditions relating to advertising, promotion and the provision of After-Sales Service, general market conditions and other information as may be requested from time to time.

9.       Trademark

9.1 During the term of this Agreement, Collage International Health Pty Ltd hereby grants to C.B. & P. Pty Ltd, a non-exclusive license to use the Trademark (whether or not registered in the Territory by Collage International Health Pty Ltd) for the purpose of sales and promotion within the Territory. When C.B. & P. Pty Ltd uses the Trademark, it shall indicate clearly that the Trademark is registered in the name of Collage International Health Pty Ltd.

9.2 When C.B. & P. Pty Ltd intends to use the Trademark under Paragraph 9.1 above, prior to use, C.B. & P. Pty Ltd shall inform Collage International Health Pty Ltd of the


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         manner of such use and submit a sample of the materials (catalogues, leaflets, posters, newspapers) bearing the Trademark for inspection and approval by Collage International Health Pty Ltd. When C.B. & P. Pty Ltd wishes to change the approved use of the Trademark, prior to change, C.B. & P. Pty Ltd shall inform Collage International Health Pty Ltd of the desired change and submit a sample of the materials bearing the altered use of the Trademark for inspection and approval by Collage International Health Pty Ltd. In any event the manner of use of the Trademark or any change thereof shall be subject to Collage International Health Pty Ltd's approval and C.B. & P. Pty Ltd shall not use the Trademark in any other manner than that approved in advance by Collage International Health Pty Ltd.

9.3 C.B. & P. Pty Ltd recognizes that any of the Trademark, trade names, designs, copyrights and other proprietary rights, used on or embodied in the Contract Products ("Proprietary Rights") shall remain the exclusive property of Collage International Health Pty Ltd. C.B. & P. Pty Ltd shall not have or acquire any right, title or interest in Proprietary Rights.

9.4 During the terms of this Agreement or even after termination, C.B. & P. Pty Ltd shall not:

                  (i) Use the Trademark or similar trademarks on any other companies products than Collage International Health Pty Ltd's nor let other companies use the Trademark.

                  (ii) Directly nor indirectly apply for the registration of the Trademark or any other trademarks similar thereto with respect to the Contract Products or any other materials in any country of the world.

9.5 C.B. & P. Pty Ltd shall not directly or indirectly apply for the registration of any tradename or business name including the words "Mother Nature" or "M&N" or its translation into any language.

9.6 C.B. & P. Pty Ltd may, with the prior written consent of Collage International Health Pty Ltd, indicate that it is an authorized distributor of the Contract Products.

9.7 When C.B. & P. Pty Ltd finds that a third party infringes or impairs the Trademark or Collage International Health Pty Ltd's or Mother Nature's goodwill involved therein, or when a third party brings a claim, suit or action against Collage International Health Pty Ltd or C.B. & P. Pty Ltd on the grounds that C.B. & P. Pty Ltd's use of the Trademark may infringe on the third party's rights, C.B. & P. Pty Ltd shall promptly inform Collage International Health Pty Ltd thereof and cooperate with Collage International Health Pty Ltd to settle the problem.

9.8 Upon termination of this Agreement for any cause, C.B. & P. Pty Ltd shall cease holding itself out as a distributor of the Contract Products and cease using, in any way, Collage International Health Pty Ltd's name, or its Proprietary Rights or any material


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         similar thereto.

9.9 Collage International Health Pty Ltd, at its discretion, shall have the right to record the existence of the license hereunder, or require C.B. 7 P. Pty Ltd to register as a registered user in the Territory at C.B. & P. Pty Ltd's expense.

9.10 C.B. & P. Pty Ltd shall not alter, deface, remove, cover or mutilate in any manner the Trademark, batch number or expiry date, brand, or

         Collage International Health Pty Ltd's name attached of affixed to any of the Contract Products, without the prior written consent of Collage International Health Pty Ltd.

10.      Status of Distributor

10.1 This Agreement does not in any way create the relationship of principal and agent between Collage International Health Pty Ltd and C.B. & P. Pty Ltd and under no circumstances shall C.B. & P. Pty Ltd be considered to be the agent of Collage International Health Pty Ltd. C.
         B. & P. Pty Ltd shall not act or attempt to act, or represent itself, directly or by implication, as an agent of Collage International Health Pty Ltd or in any manner assume or create, or attempt to assume or create any obligation, liability, representation, warranty or guarantee on behalf of, or in the name of Collage International Health Pty Ltd.

10.2 C.B. & P. Pty Ltd shall, at all times, comply with all applicable laws, regulations, and orders of any government of the Territory or political subdivisions thereof, relating to or in any way affecting this Agreement and C.B. & P. Pty Ltd's performance hereunder, including the obtaining of any required licenses, permits or approvals.

10.3 C.B. & P. Pty Ltd shall not disclose to any third party, without the prior written consent of Collage International Health Pty Ltd, or use for any purpose other than the performance of its obligations under this Agreement, any confidential information concerning the Contract Products or business affairs of Collage International Health Pty Ltd (including, but not limited to, prices, discounts, terms and conditions of sale, customer,s business affairs, Contract Products or Contract Product specifications) which it receives directly or indirectly form Collage International Health Pty Ltd, or which it acquires or develops in the course of its transactions with Collage International Health Pty Ltd.

11.      Term

11.1 This Agreement shall become effective upon signing, and shall continue in full force and effect for a period of fifteen (15) months from the date hereof, unless earlier terminated pursuant to Clause 12, and shall thereafter be automatically extended for one (1) year, unless three (3) month prior to the expiration of the term or any extension thereof, a notice of intention to finally terminate is given in writing by one party to the other.

11.2 Upon the extension of this Agreement in accordance with Paragraph 11.1, the minimum


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         purchase amount for each period shall be reviewed and a new minimum purchase shall be mutually agreed upon in writing by the parties within thirty (30) days before commencement of each new period.

12.      Termination

12.1 This Agreement may be terminated, at the option of either party, by giving to either party thirty (30) days written notice of its intention so to terminate in each case of the following events:

         (a) Should either party become bankrupt or insolvent, or have its business placed in the hand of a receiver, assignee or trustee, whether by voluntary act or otherwise;

         (b) Should either party fail to meet promptly any of its obligations pursuant to this Agreement and that failure has not been rectified within thirty (30) days subsequent to the receipt of written notice of such failure;

         (c) Should C.B. & P. Pty Ltd be acquired by, or should itself acquire, in whole or in part, a manufacturer of products which in the reasonable judgement of Collage International Health Pty Ltd competes to a material extent with the Contract Products;

         (d) Should C.B. & P. Pty Ltd attempt to assign this Agreement or any rights hereunder to a third party without Collage International Health Pty Ltd's prior written consent; or

         (e) If either party cease to function as a going concern or t conduct its operations in the normal course of business.

12.2 In the case where C.B. & P. Pty Ltd fails to achieve the minimum purchase target as set out in Clause 5 herein, for any reason unless solely and apparently attributable to Collage International Health Pty Ltd, Collage International Health Pty Ltd is entitled to terminate this Agreement and in such case Collage International Health Pty Ltd may, i it wishes, sell the Contract Products directly or indirectly to any third party in the Territory.

12.3 All payments owed to Collage International Health Pty Ltd upon termination shall become immediately due and payable and no cancellation or termination of this Agreement shall serve to release either party or its successors or assigns from any obligations under this Agreement.

12.4 In case of termination of this Agreement by either party for any reason, Collage International Health Pty Ltd may at is sole option repurchase from C.B. & P. Pty Ltd at the net price paid by C.B. & P. Pty Ltd to Collage International Health Pty Ltd any or all of the Contract Products or part thereof in the possession of C.B. & P. Pty Ltd.

13.      Indemnities

13.1 Except as may otherwise be provided herein, upon expiration or termination of this



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         Agreement, neither party shall be required to pay any indemnity to the other for any loss of profit, goodwill, creation of clientele nor other like items, advertising costs, costs of samples, termination of employees, employees' salaries, or the like. Collage International Health Pty Ltd shall be free, as of the date of expiration or termination of this Agreement, to appoint another exclusive distributor for the Contract products in the Territory.

13.2 If for any reason apparently attributable to Collage International Health Pty Ltd this Agreement is terminated pursuant to Clause 12.1 C.B & P. Pty Ltd shall be freed from the provisions of Clause 2.3 from the date of termination.

14.      Governing Law

14.1 This Agreement shall be interpreted and governed by the laws of the Commonwealth of Australia and the State of New South Wales.

14.2 If any action or arbitration or other proceeding shall be commenced to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party reasonable attorney's fees, arbitration costs and out-of-pocket expenses incurred by such prevailing party in connection with such action or proceeding.

15.      Miscellaneous Provisions

15.1 Any notice required or permitted to be given hereunder shall be in writing, and may be given by personal service, registered airmail, with postage prepaid to the following addresses:

         To Collage International Health Pty Ltd at:

                           Collage International Health Pty Ltd
                           Building 4, 43-45 Egerton Street
                           Silverwater NSW 219 Australia

         To C.B. & P. Pty Ltd at:

                           C.B. & P. Pty Limited
                           458-468 Wattle Street
                           Ultimo NSW 2007 Australia

15.2 This Agreement constitutes the entire understanding of Collage International Health Pty Ltd and C.B. & P. Pty Ltd with respect to the subject matter hereof. No amendment, modification or alteration of any term of this Agreement shall be binding on either party unless the same shall be made in writing, dated subsequent to the date hereof and executed by or on behalf of the parties hereto.


15.3 Neither party may assign its rights under this Agreement without the written consent of


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         the other party, such written consent will not be unreasonably withheld by either party.

15.4 All waivers hereunder shall be in writing, and the failure of any party at any time to require the other party's performance of any obligations under this Agreement shall not affect the right subsequently to require performance of the obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

15.5 If any one or more of the provisions contained in this Agreement shall be declared invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and in such case the parties hereto oblige themselves to reach the purpose of the invalid provision by a new, valid and legal stipulation.

15.6 The section headings herein are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provision or this Agreement.

15.7 For the purposes of communication, this Agreement may be translated into another language, but this Agreement, which is executed in the English language, shall be the only binding version.

15.8 This Agreement becomes effective on signing subject to C.B. & P. Pty Ltd obtaining government import approvals to import the Contract Products into the Territory. Both parties recognize that two (2) months is a reasonable period for this to occur and Collage International Health Pty Ltd reserves the right to withdraw this Agreement if C.B. & P have not obtained government import approvals in this time frame.


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EXECUTED AS AN AGREEMENT

Signed for and on behalf of
Collage International Health Pty Ltd by

Mr. Tom Gaines - Managing Director

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Signed by


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Witness

Signed for and on behalf of
C.B. & P. Pty Limited by

Bill B. Z. Gao - Managing Director
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         Signed by



----------------------------------
Witness